UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 1, 2004

NES Rentals Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	012-80191	20-0664255
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8770 W. Bryn Mawr 4th Floor Chicago, IL		60631
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (773)695-3999

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Effective as of December 1, 2004, NES Rentals Holdings, Inc. (the “Company”) entered into severance agreements with certain members of its management team.  The Board of Directors (the “Board”) of the Company previously authorized the agreements as part of its ongoing, periodic review of its compensation and benefits programs.  At this time, there are approximately thirteen employees eligible for these agreements.

The agreements provide for a participant to receive the following severance benefits upon qualifying terminations of employment in certain circumstances:

•                  The participant is entitled to receive cash severance pay equal to a multiple of the sum of his or her base salary plus the greater of target or prior year annualized bonus amount.  The multiples under the plan are 2.99, 2 or 1, depending on level of office.

•                  The participant is entitled to receive continued medical and life insurance benefits at active-employee rates for a period of up to 18 months.  These benefits are reduced by benefits obtained from a subsequent employer.

•                  The participant is also entitled to receive outplacement benefits.

Terminations of employment that entitle a participant to receive severance benefits under the agreement consist of (1) termination by the Company without cause or (2) resignation by the participant for good reason (as each of these terms is defined in the agreement), in each case within two years following a change in control of the Company.  A participant is not eligible for benefits under the agreement if his or her termination is due to death or permanent disability.  A change in control for purposes of the agreements generally consists of any of the following:

•                  an acquisition of 50% or more of the Company’s voting securities (other than acquisitions directly from the Company);

•                  the current Board (and their approved successors) ceasing to constitute a majority of the Board;

•                  the consummation of a merger, consolidation, reorganization or sale of all or substantially all of the assets of the Company, unless (1) the shareholders of the Company prior to the transaction hold at least 50% of the voting securities of the successor, (2) the members of the Board prior to the transaction constitute at least a majority of the board of directors of the successor and (3) no person owns 35% or more of the voting securities of the Company or the successor; or

•                  the liquidation or dissolution of the Company.

Participants are entitled to full indemnification for any excise taxes that may be payable under Section 4999 of the Internal Revenue Code of 1986, as amended.  Participants are entitled to payment of their legal fees if they prevail on a claim for relief in an action to enforce their rights under the agreement.  In general, the Board may amend or terminate the agreements, although neither the amendment of the agreements in a manner that adversely affects participants nor the termination of the agreements would be effective if done following a change in control or as a result of negotiations occurring in connection with a change in control.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NES RENTALS HOLDING INC.

Dated: December 1, 2004	By:	/s/ Michael D. Milligan
Michael D. Milligan
Senior Vice President and Chief Financial Officer